UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

Registration Statement

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration 333-88635

Form S-8 Registration 333-43834

Form S-8 Registration 333-70952

Form S-8 Registration 333-96963

Form S-8 Registration 333-107008

Form S-8 Registration 333-121533

Form S-8 Registration 333-127662

Form S-8 Registration 333-134874

Form S-8 Registration 333-145242

Form S-8 Registration 333-154744

Form S-8 Registration 333-160116

Form S-8 Registration 333-176250

Form S-8 Registration 333-193481

Form S-8 Registration 333-202614

POST-EFFECTIVE AMENDMENT NO. 2 TO:

Form S-8 Registration 333-35751

Under

The Securities Act of 1933

DOT HILL SYSTEMS CORP.

(Exact name of Registrant as specified in its charter)

Delaware	13-3460176
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1351 S. Sunset Street, Longmont, CO

(Address including zip code, and telephone number, including area code, of principal executive offices)

Box Hill Systems Corp. 1995 Incentive Program

Box Hill Systems Corp. Employee Stock Purchase Plan

Dot Hill Systems Corp. 1995 Stock Incentive Plan

Artecon, Inc. 1996 Stock Option Plan

Dot Hill Systems Corp. 1997 Employee Stock Purchase Plan

Dot Hill Systems Corp. 2000 Amended and Restated Equity Incentive Plan

Dot Hill Systems Corp. 2000 Amended and Restated Employee Stock Purchase Plan

Dot Hill Systems Corp. 2000 Amended and Restated Non-Employee Directors’ Stock Option Plan

Dot Hill Systems Corp. 2009 Equity Incentive Plan

Dot Hill Systems Corp. 2014 Employee Stock Purchase Plan

(Full title of the plan)

Dana W. Kammersgard

President and Chief Executive Officer

Dot Hill Systems Corp.

1351 S. Sunset Corp.

Longmont, CO 80501

(303) 845-3200

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Michael S. Ringler

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

(415) 947-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments (“Post-Effective Amendments”) filed by Dot Hill Corp. (“Dot Hill” or the “Company” or “Registrant”) remove from registration all shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement on Form S-8 (No. 333-35751), which was filed with the SEC on September 16, 1997, pertaining to the registration of 1,462,547 shares of Common Stock, reserved for future issuance under the Box Hill Systems Corp. 1995 Incentive Program.

•                  Registration Statement on Form S-8 (No. 333-35751), which was filed with the SEC on September 16, 1997, pertaining to the registration of 929,953 shares of Common Stock, reserved for future issuance under the Box Hill Systems Corp. 1995 Incentive Program.

•                  Registration Statement on Form S-8 (No. 333-35751), which was filed with the SEC on September 16, 1997, pertaining to the registration of 250,000 shares of Common Stock, reserved for future issuance under the Box Hill Systems Corp. Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-88635), which was filed with the SEC on October 8, 1999, pertaining to the registration of 2,000,000 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. 1995 Stock Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-88635), which was filed with the SEC on October 8, 1999, pertaining to the registration of 500,000 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. 1997 Employee Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-88635), which was filed with the SEC on October 8, 1999, pertaining to the registration of 490,844 shares of Common Stock, reserved for future issuance under the Artecon, Inc. 1996 Stock Option Plan.

•                  Registration Statement on Form S-8 (No. 333-43834),which was filed with the SEC on August 15, 2000, pertaining to the registration of 500,000 shares of Common Stock, reserved for future issuance under the 2000 Non-Employee Directors’ Stock Option Plan.

•                  Registration Statement on Form S-8 (No. 333-70952), which was filed with the SEC on October 4, 2001, pertaining to the registration of 542,904 shares of Common Stock, reserved for future issuance under the 2000 Amended and Restated Equity Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-70952), which was filed with the SEC on October 4, 2001, pertaining to the registration of 100,000 shares of Common Stock, reserved for future issuance under the 2000 Amended and Restated Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-96963), which was filed with the SEC on July 23, 2002, pertaining to the registration of 573,505 shares of Common Stock, reserved for future issuance under the 2000 Amended and Restated Equity Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-96963), which was filed with the SEC on July 23, 2002, pertaining to the registration of 100,000 shares of Common Stock, reserved for future issuance under the 2000 Amended and Restated Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-107008), which was filed with the SEC on July 14, 2003, pertaining to the registration of 758,029 shares of Common Stock, reserved for future issuance under the 2000 Amended and Restated Equity Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-107008), which was filed with the SEC on July 14, 2003, pertaining to the registration of 100,000 shares of Common Stock, reserved for future issuance under the 2000 Amended and Restated Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-121533), which was filed with the SEC on December 22, 2004, pertaining to the registration of 867,261 shares of Common Stock, reserved for future issuance under the 2000 Amended and Restated Equity Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-121533), which was filed with the SEC on December 22, 2004, pertaining to the registration of 2,000,000 shares of Common Stock, reserved for future issuance under the 2000 Amended and Restated Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-127662), which was filed with the SEC on August 18, 2005, pertaining to the registration of 1,000,000 shares of Common Stock, reserved for future issuance under the 2000 Amended and Restated Equity Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-127662), which was filed with the SEC on August 18, 2005, pertaining to the registration of 100,000 shares of Common Stock, reserved for future issuance under the 2000 Amended and Restated Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-134874), which was filed with the SEC on June 9, 2006, pertaining to the registration of 1,000,000 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. Amended and Restated 2000 Equity Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-134874), which was filed with the SEC on June 9, 2006, pertaining to the registration of 100,000 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. Amended and Restated 2000 Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-134874), which was filed with the SEC on June 9, 2006, pertaining to the registration of 500,000 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan.

•                  Registration Statement on Form S-8 (No. 333-145242), which was filed with the SEC on August 8, 2007, pertaining to the registration of 1,000,000 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. Amended and Restated 2000 Equity Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-145242), which was filed with the SEC on August 8, 2007, pertaining to the registration of 100,000 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. Amended and Restated 2000 Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-154744), which was filed with the SEC on October 24, 2008, pertaining to the registration of 1,000,000 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. Amended and Restated 2000 Equity Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-154744), which was filed with the SEC on October 24, 2008, pertaining to the registration of 100,000 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. Amended and Restated 2000 Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-160116), which was filed with the SEC on June 19, 2009, pertaining to the registration of 12,520,535 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. 2009 Equity Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-160116), which was filed with the SEC on June 19, 2009, pertaining to the registration of 4,000,000 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. Amended and Restated 2000 Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-176250), which was filed with the SEC on August 11, 2011, pertaining to the registration of 8,000,000 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. 2009 Equity Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-193481), which was filed with the SEC on January 22, 2014, pertaining to the registration of 4,000,000 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. 2014 Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-202614), which was filed with the SEC on March 9, 2015, pertaining to the registration of 7,000,000 shares of Common Stock, reserved for future issuance under the Dot Hill Systems Corp. 2009 Equity Incentive Plan.

On August 18, 2015, Denali Acquisition Sub Corp. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Seagate HDD Cayman (“Parent”), itself an indirect wholly owned subsidiary of Seagate Technology PLC (“Ultimate Parent”), entered into an acquisition agreement (“Acquisition Agreement”) with Dot Hill.  Pursuant to the Acquisition Agreement, Merger Sub agreed to commence a tender offer (“Tender Offer”) to acquire all the outstanding shares of Dot Hill at a price of $9.75 per share, net to the holder thereof in cash, without interest, subject to the terms and conditions set forth in the Acquisition Agreement.  The Acquisition Agreement provided that, following the completion of the Tender Offer, Merger Sub would be merged with and into Dot Hill, and Dot Hill would survive as a wholly owned subsidiary of Parent (“Merger”).  Further, upon the terms and subject to the conditions set forth in the Acquisition Agreement, on the closing date, Parent, Merger Sub, and Dot Hill agreed to cause the Merger to be consummated under Delaware law by filing a certificate of merger with the Secretary of State of the state of Delaware, which occurred on October 6, 2015 (the “Effective Time”).

As a result of the Merger, all of the Company’s offerings of its securities have been either terminated or assumed by Ultimate Parent.  Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the above-referenced Registration Statements that remain unissued as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado, on this 6 day of October, 2015.

Dot Hill Systems Corp.

By:	/s/ Phil Brace
Phil Brace
President

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Phil Brace	President	October 6, 2015
Phil Brace

/s/ Patrick J. O’Malley	Treasurer and Director	October 6, 2015
Patrick J. O’Malley

/s/ Regan J. MacPherson	Secretary and Director	October 6, 2015
Regan J. MacPherson